EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-105013) pertaining to the 2003 Equity Incentive Plan of SpectraSite, Inc. of our reports dated March 11, 2005, with respect to the consolidated financial statements of SpectraSite, Inc., SpectraSite, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SpectraSite, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP
Independent Registered Public Accountants
Raleigh, North Carolina
March 11, 2005